Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated January 29, 2021, in the Registration Statement (Form N-1A) of Tortoise MLP & Pipeline Fund, Ecofin Global Renewables Infrastructure Fund, Tortoise MLP & Energy Income Fund, and Tortoise MLP & Energy Infrastructure Fund, (four of the portfolios constituting Managed Portfolio Series) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 495 under the Securities Act of 1933 (No. 333-172080).

                                    /s/ Ernst & Young LLP

Minneapolis, Minnesota
March 25, 2021